SCHEDULE "D"

RADIUS FINANCIAL STATEMENTS

(see attached)

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RADIUS EXPLORATIONS LTD.

(An Exploration Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(Stated in Canadian dollars)

#

AUDITORS' REPORT

To the Shareholders,

Radius Explorations Ltd.

(An Exploration Stage Company)

We have audited the consolidated balance sheet of Radius Explorations Ltd. as at December 31, 2003 and the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003. These financial statements, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States of America generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and cash flows for the year ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

The financial statements as at December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 were audited by other auditors who expressed an opinion without reservation on those financial statements in their report dated April 17, 2003.

Vancouver, Canada	“Amisano Hanson”
April 16, 2004, except for Note 12 which is as of April 30, 2004	Chartered Accountants

COMMENTS BY AUDITORS FOR U.S. READERS ON

CANADA - U.S. REPORTING CONFIICT

In the United States, reporting standards require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders, dated April 16, 2004 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Vancouver, Canada	“Amisano Hanson”
April 16, 2004, except for Note 12 which is as of April 30, 2004	Chartered Accountants

RADIUS EXPLORATIONS LTD.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

As at December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

ASSETS
	2003	2002	2001
Current
Cash and cash equivalents	$ 14,784,487	$ 1,858,623	$ 2,620,116
Receivables	73,150	76,917	62,384
Exploration advances	-	-	43,792
Due from related parties – Note 3	385,061	82,444	153,608
Prepaid expenses	54,541	53,812	71,757

	15,297,239	2,071,796	2,951,657
Resource properties – Notes 4, 8 and Schedule 1	7,657,963	6,714,040	5,087,394
Capital assets – Note 5	152,902	40,629	66,006

	$ 23,108,104	$ 8,826,465	$ 8,105,057

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 226,174	$ 84,884	$ 207,563
Due to related parties – Note 3	275,812	34,827	-

	501,986	119,711	207,563

SHAREHOLDERS’ EQUITY
Capital stock – Notes 6 and 12	27,539,692	11,652,765	10,700,879
Share subscriptions	-	500,000	-
Contributed surplus – Note 6	234,500	-	-

	27,774,192	12,152,765	10,700,879
Deficit	(5,168,074)	(3,446,011)	(2,803,385)

	22,606,118	8,706,754	7,897,494

	$ 23,108,104	$ 8,826,465	$ 8,105,057

Nature and Continuance of Operations – Note 1

Commitments – Notes 4, 6, 10 and 12

Subsequent Events – Notes 4 and  12

ON BEHALF OF THE BOARD:

“Simon Ridgway”	“Mario Szotlender”
, Director	, Director

SEE ACCOMPANYING NOTES

RADIUS EXPLORATIONS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

	2003	2002	2001
Expenses
Amortization	$ 29,036	$ 25,377	$ 17,965
Bank charges and interest	4,702	-	-
Consulting fees – Note 8	33,061	60,000	84,194
Management fees – Note 8	30,000	30,000	30,000
Non-cash compensation charge	234,500	-	-
Office and miscellaneous	23,242	44,319	61,436
Professional fees	54,427	31,077	21,804
Rent and utilities	26,773	76,137	53,868
Repairs and maintenance	6,602	-	-
Salaries and benefits – Note 8	182,203	179,646	301,142
Shareholder communication	531,813	92,521	529,234
Telephone	7,433	-	-
Transfer agent and regulatory fees	27,833	33,083	15,764
Travel and accommodation	90,446	42,130	13,194

	(1,282,071)	(614,290)	(1,128,601)

Other Income (Expenses)
Foreign exchange	(64,702)	-	-
Interest income	72,149	32,689	57,445
Consulting income	-	14,090	20,781
Recovery of rental expense	-	39,780	-
Write-off of resource property acquisition costs – Note 4	(338,197)	(91,143)	(43,168)
Write-off of deferred exploration costs – Note 4	(108,332)	(23,752)	(12,197)
Loss on disposal of subsidiary – Note 2	(910)	-	-

	(439,992)	(28,336)	22,861

Net loss for the year	$ (1,722,063)	$ (642,626)	$ (1,105,740)

Basic and diluted loss per common share	$ (0.06)	$ (0.04)	$ (0.07)

Weighted average number of common shares outstanding	28,446,194	18,055,597	14,859,982

RADIUS EXPLORATIONS LTD.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

	2003	2002	2001
Operating Activities
Loss for the year	$ (1,722,063)	$ (642,626)	$ (1,105,740)
Items not affecting cash:
Amortization	29,036	25,377	17,965
Loss on disposal of subsidiary	910	-	-
Non-cash compensation	234,500	-	-
Write-off of resource property acquisition costs	338,197	91,143	43,168
Write-off of deferred exploration costs	108,332	23,752	12,197
Changes in non-cash working capital items:
Receivables	3,767	(14,533)	(24,868)
Prepaid expenses	(729)	17,945	1,679
Accounts payable and accrued liabilities	141,848	(122,679)	1,142

Net cash used in operating activities	(866,202)	(621,621)	(1,054,457)

Financing Activities
Net proceeds from issuance of capital stock	15,386,927	951,886	6,403,383
Share subscriptions	-	500,000	-

Net cash provided by financing activities	15,386,927	1,451,886	6,403,383

Investing Activities
Acquisition of capital assets	(141,309)	-	(64,006)
(Increase) decrease in exploration advances	-	43,792	(43,792)
Due from related parties	(302,617)	71,164	(127,879)
Resource property acquisition costs	(205,831)	(208,030)	(491,052)
Deferred exploration costs	(1,184,621)	(1,533,511)	(2,548,661)
Due to related parties	240,985	34,827	-

Net cash used in investing activities	(1,593,393)	(1,591,758)	(3,275,390)

Increase (decrease) in cash and cash equivalents during the year	12,927,332	(761,493)	2,073,536

Decrease in cash from disposal of subsidiary	(1,468)	-	-

Cash and cash equivalents, beginning of year	1,858,623	2,620,116	546,580

Cash and cash equivalents, end of year	$ 14,784,487	$ 1,858,623	$ 2,620,116

RADIUS EXPLORATIONS LTD.

Continued

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

	2003	2002	2001
Supplementary disclosure of cash flow information:
Cash paid for interest	$ -	$ -	$ -

Cash paid for income taxes	$ -	$ -	$ -

Non-cash Transactions – Note 7

RADIUS EXPLORATIONS LTD.

(An Exploration Stage Company)

STATEMENT OF SHAREHOLDERS' EQUITY

For the years ended December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

					Deficit
					Accumulated
	Common Stock				during the
	Issued		Share	Contributed	Exploration
	Shares	Amount	Subscriptions	Surplus	Stage	Total
Balance, December 31, 2000	10,550,500	$ 4,197,496	$ -	$ -	$ (1,697,645)	$ 2,499,851
Issued for cash pursuant to a private placement – at $1.05	3,904,762	4,100,000	-	-	-	4,100,000
– at $0.60	1,373,334	824,000	-	-	-	824,000
Less: issue costs	-	(49,617)	-	-	-	(49,617)
Issued for cash pursuant to the exercise of share purchase options – at $0.35	105,000	36,750	-	-	-	36,750
– at $0.60	55,000	33,000	-	-	-	33,000
– at $0.85	25,000	21,250	-	-	-	21,250
Issued for cash pursuant to the exercise of share purchase warrants – at $0.80	1,797,500	1,438,000	-	-	-	1,438,000
Issued pursuant to a property option agreement – at $1.00	100,000	100,000	-	-	-	100,000
Net loss for the year	-	-	-	-	(1,105,740)	(1,105,740)

Balance, December 31, 2001	17,911,096	10,700,879	-	-	(2,803,385)	7,897,494
Issued for cash pursuant to a private placement – at $0.20	4,794,800	958,960	-	-	-	958,960
Less: issue costs	-	(7,074)	-	-	-	(7,074)
Share subscriptions received	-	-	500,000	-	-	500,000
Net loss for the year	-	-	-	-	(642,626)	(642,626)

Balance, December 31, 2002	22,705,896	11,652,765	500,000	-	(3,446,011)	8,706,754

…/Cont’d.

RADIUS EXPLORATIONS LTD.

Continued

(An Exploration Stage Company)

STATEMENT OF SHAREHOLDERS' EQUITY

For the years ended December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

					Deficit
					Accumulated
	Common Stock				during the
	Issued		Share	Contributed	Exploration
	Shares	Amount	Subscriptions	Surplus	Stage	Total
Share subscriptions utilized	-	-	(500,000)	-	-	(500,000)
Issued for cash pursuant to a private placement – at $0.50	1,000,000	500,000	-	-	-	500,000
– at $1.50	6,545,000	9,817,500	-	-	-	9,817,500
Less: issue costs	-	(906,981)	-	-	-	(906,981)
Issued for cash pursuant to the exercise of share purchase options – at $0.60	275,000	165,000	-	-	-	165,000
– at $0.66	155,000	100,750	-	-	-	100,750
– at $0.68	255,000	173,400	-	-	-	173,400
– at $0.90	30,000	27,000	-	-	-	27,000
– at $0.94	20,000	18,800	-	-	-	18,800
– at $0.95	20,000	19,000	-	-	-	19,000
– at $0.99	130,000	128,700	-	-	-	128,700
– at $1.00	40,000	40,000	-	-	-	40,000
– at $1.01	10,000	10,100	-	-	-	10,100
– at $1.25	50,000	62,500	-	-	-	62,500
– at $1.35	170,000	229,500	-	-	-	229,500
Issued for cash pursuant to the exercise of share purchase warrants – at $0.25	2,145,000	536,250	-	-	-	536,250
– at $0.55	738,750	406,313	-	-	-	406,313
– at $0.74	1,123,334	831,267	-	-	-	831,267
– at $1.25	2,982,262	3,727,828	-	-	-	3,727,828
Non-cash compensation charge	-	-	-	234,500	-	234,500
Net loss for the year	-	-	-	-	(1,722,063)	(1,722,063)

Balance, December 31, 2003	38,395,242	$ 27,539,692	$ -	$ 234,500	$ (5,168,074)	$ 22,606,118

RADIUS EXPLORATIONS LTD.

Schedule 1

(An Exploration Stage Company)

SCHEDULE OF RESOURCE PROPERTIES

as at December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

	Marimba
	JV with	Guatemala	Nicaragua
Acquisition Costs	PilaGold.	Properties	Concessions	2003	2002	2001
Balance, beginning of year	$ 21,896	$ 1,187,974	$ -	$ 1,209,870	$ 1,092,983	$ 645,099
Cash	-	205,831	-	205,831	208,030	491,052
Less: write-off	-	(338,197)	-	(338,197)	(91,143)	(43,168)

Balance, end of year	21,896	1,055,608	-	1,077,504	1,209,870	1,092,983

Deferred Exploration
Balance, beginning of year	76,314	5,427,857	-	5,504,170	3,994,411	1,457,947

Administration	-	63,864	81,182	145,046	60,108	131,051
Automobile	-	16,413	31,768	48,181	43,528	94,829
Camp, food and utilities	-	16,861	49,759	66,620	46,939	79,723
Consulting fees – Note 8	9,663	154,572	292,356	456,590	580,553	839,760
Drafting, maps and printing	-	4,320	5,680	10,000	52,264	142,828
Drilling	-	6,356	-	6,356	184,997	330,313
Equipment rental	-	6,141	-	6,141	11,908	92,135
Geochemistry	498	28,711	23,917	53,126	191,959	202,039
Geophysics	-	6,254	-	6,254	-	-
Legal and accounting fees	-	27,376	23,751	51,127	42,028	93,231
Licenses and taxes	-	84,359	22,594	106,952	69,606	76,781
Materials	-	10,697	9,075	19,772	10,797	29,782
Medical insurance	1,712	16,984	8,210	26,906	45,647	42,638
Salaries and wages	2,158	47,789	63,133	113,080	95,099	163,003
Shipping and courier	-	984	468	1,453	1,615	2,528
Telephone	-	14,402	15,366	29,768	27,108	39,947
Travel and accommodation	-	13,012	42,784	55,796	116,689	188,073

	14,031	519,094	670,041	1,203,167	1,580,845	2,548,661

Less: expenditures recovered	-	(18,546)	-	(18,546)	(47,334)	-
Less: write-off	-	(108,332)	-	(108,332)	(23,752)	(12,197)

Balance, end of year	90,345	5,820,073	670,041	6,580,459	5,504,170	3,994,411

	$ 112,241	$ 6,875,681	$ 670,041	$ 7,657,963	$ 6,714,040	$ 5,087,394

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

RADIUS EXPLORATIONS LTD.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

Note 1

Nature and Continuance of Operations

Radius Explorations Ltd. (the “Company”) is a public company incorporated on September 9, 1997 under the Company Act of British Columbia and is in the business of acquiring, exploring and evaluating mineral resource properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At December 31, 2003, the Company was in the exploration stage and had interests in properties located in Guatemala and Nicaragua.

The recoverability of amounts shown for resource properties is dependent upon the discovery of economically recoverable reserves, continuation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain financing to complete their development, and future profitable production or disposition thereof.

The financial statements have been prepared using Canadian generally accepted accounting principles applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business.  The Company has accumulated losses of $5,168,074 since its inception (commencement of the exploration stage).  Its ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due.

Note 2

Significant Accounting Policies

Management has prepared the financial statements of the Company in accordance with Canadian generally accepted accounting principles which conform, in all material respects, with those generally accepted in the United States of America, except as explained in Note 14.  The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  The financial statements have, in management’s opinion, been properly prepared using careful judgement with reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

a)

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Minerales Sierra Pacifico S.A. and Exploraciones Mineras de Guatemala S.A., companies incorporated under the laws of Guatemala, Minerales de Nicaragua Sociedad Anómima, a company incorporated under the laws of Nicaragua and Radius Panamá Corporation, Weltern Resources Corp. and Corporación Geológica de Panamá, companies incorporated under the laws of Panamá. All significant inter-company transactions have been eliminated upon consolidation.

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 2

Significant Accounting Policies – (cont’d)

a)

Principles of consolidation – (cont’d)

During the year ended December 31, 2003, the Company disposed of its 100% interest in Minera Interminus de Mexico S.A. de C.V., a company incorporated under the laws of Mexico, and recorded a loss on disposal of $910.

b)

Cash and cash equivalents

Cash and equivalents included highly liquid investments with original maturities of three months or less.

c)

Resource Properties

The Company defers the cost of acquiring, maintaining its interest, exploring and developing resource properties until such time as the properties are placed into production, abandoned, sold or considered to be impaired in value.  Costs of producing properties will be amortized on a unit of production basis and costs of abandoned properties are written-off.  Proceeds received on the sale of interests in resource properties are credited to the carrying value of the resource properties, with any excess included in operations.  Write-downs due to impairment in value are charged to operations.

The Company is in the process of exploring and developing its resource properties and has not yet determined the amount of reserves available.  Management reviews the carrying value of resource properties on a periodic basis and will recognize impairment in value based upon current exploration results, the prospect of further work being carried out by the Company, the assessment of future probability of profitable revenues from the property or from the sale of the property.  Amounts shown for properties represent costs incurred net of write-downs and recoveries, and are not intended to represent present or future values.

d)

Capital Assets and Amortization

Capital assets are recorded at cost and amortized over their estimated useful lives using the straight-line method as follows:

Leasehold improvements

5 years

Furniture and equipment

5 years

Trucks

5 years

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 2

Significant Accounting Policies – (cont’d)

e)

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash and cash equivalents, receivables, due from/to related parties and accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

f)

Stock-based Compensation

The Company has a stock-based compensation plan as disclosed in Note 6, whereby stock options are granted in accordance with the policies of regulatory authorities.  The Company applies the “settlement method” of accounting for stock-based compensation awards.  No compensation expense is recognized for those options when issued to employees and directors.  Any consideration paid by employees and directors upon exercise of stock options is credited to share capital.

Effective for fiscal years beginning on or after January 1, 2002, public companies are required to adopt the new recommendations of the Canadian Institute of Chartered Accountants regarding accounting for Canadian Stock-based Compensation.  These new requirements require that all stock based payments to non-employees and direct awards of stock to employees be accounted for using a fair value based method of accounting. However, the new standard permits the Company to continue its existing policy of not recording compensation cost on the grant of stock options to employees with the addition of pro forma information. The Company has elected to apply the pro forma disclosure provisions of the new standard to awards granted on or after January 1, 2002.

g)

Basic and Diluted Loss Per Share

Basic loss per share (“LPS”) is calculated by dividing loss applicable to common shareholders by the weighted average number of common shares outstanding for the year.  Diluted LPS reflects the potential dilution that could occur if potentially dilutive securities ere exercised or converted to common stock.  Due to the losses, potentially dilutive securities were excluded form the calculation of diluted LPS, as they were anti-dilutive.  Therefore, there was no difference in the calculation of basic and diluted LPS.

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 2

Significant Accounting Policies – (cont’d)

h)

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Future income taxes assets and liabilities are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes only if it is more likely than not that they can be realized.

i)

Foreign Currency Translation

Monetary items denominated in a foreign currency are translated into Canadian dollars at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred.  Foreign currency denominated revenue and expense items are translated at exchange rates prevailing at the transaction date.  Gains or losses arising from the translations are included in operations.

Note 3

Related Parties

Amounts due to and from related parties (companies with common directors and officers) unless otherwise noted are unsecured, non-interest bearing and have no fixed terms of repayment.

Note 4

Resource Properties – Note 12

Title to resource properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many resource properties. The Company has investigated title to all of its resource properties and, to the best of its knowledge, title to all of its properties are in good standing. The properties in which the Company has committed to earn an interest are located in Guatemala and Nicaragua and the Company is therefore relying on title opinion by legal counsel who are basing such opinions on the laws of Guatemala and Nicaragua, respectively.

a)

Joint Venture Projects with Gold Fields Exploration, Inc., Guatemala

The Company, through its subsidiary, Weltern Resources Corp., entered into an agreement dated November 29, 2001 (the “Gold Fields Operating Agreement”) with Orogen Holding (BVI) Limited (“Orogen”), an affiliate of Gold Fields Explorations Inc., pursuant to which Orogen acquired the right to acquire a 55% beneficial interest in the Tambor Project in consideration for incurring exploration expenses of at least US$5,000,000.  Orogen subsequently conducted exploration work on the Tambor Project in the approximate amount of US$3,250,000.

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 4

Resource Properties – Note 12 – (cont’d)

a)

Joint Venture Projects with Gold Fields Exploration, Inc., Guatemala – (cont’d)

Pursuant to an agreement dated November 19, 2003 (the “Gold Fields-Tambor Purchase Agreement”) with Orogen, the Company re-acquired from Orogen all of its interest in the Tambor Project in consideration for the issuance and delivery of 1,300,000 common shares of the Company to Orogen. Subsequent to December 31, 2003, these shares were issued at $1.90 per share ($2,470,000).

El Tambor, Guatemala

The El Tambor Property consists of 15 exploration concessions located in south-central Guatemala.

Unidad Tipo, Santa Margarita, Tizate, El Injerto and Carlos Antonio, Guatemala

The Company has the right to acquire a 100% interest (subject to a 2.5% net smelter returns royalty) in five of these Concessions (the Unidad Tipo, the Santa Margarita, Tizate, El Injerto and Carlos Antonio concessions) under an option agreement dated November 21, 2000, as amended October 4, 2001 with Quimicos S.A. and Geominas S.A. (the “Tambor - Geominas and Quimicos Option Agreement”) for total consideration of US$500,000.  The Company and its joint venture partner have paid a total of US$340,000 under the Tambor - Geominas and Quimicos Option Agreement and upon making the final required payment of US$160,000 will be able to exercise the option under the Tambor - Geominas and Quimicos Option Agreement

Tierra Blanca, Guatemala

In fiscal 2000, the Company entered into an option agreement to acquire a 100% interest in the Tierra Blanca Project.  To acquire the interest, the Company paid US$15,000 and is required to make future cash payments totaling US$985,000 by 2005.  Payments during the year ended December 31, 2002 totalled $27,894 (2001 - $40,495) in acquisition costs.

During the year ended December 31, 2002, the Company decided, based on its exploration results to date, to do no further exploration on the property, and $91,143 in acquisition costs and $23,752 in deferred exploration costs were written-off to operations.

El Paraiso, Guatemala

In fiscal 2000, the Company entered into an option agreement to acquire a 100% interest in the El Paraiso Project. To acquire the interest, the Company paid US$10,000 and is required to make future cash payments totalling US$450,000 by 2004.

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 4

Resource Properties – Note 12 – (cont’d)

a)

Joint Venture Projects with Gold Fields Exploration, Inc., Guatemala – (cont’d)

El Paraiso, Guatemala – (cont’d)

In fiscal 2001, the Company decided, based on its exploration results to date, to do no further exploration on the property, and $43,168 in acquisition costs and $1,931 in deferred exploration costs were written-off to operations.

Cipres I, Guatemala

In fiscal 2000, the Company entered into an option agreement to acquire a 100% interest in Cipres I Project. To acquire the interest, the Company paid US$15,000 and is required to make future cash payments totalling US$645,000 by 2004.

The Company must also make monthly payments of US$10,000 after four years and one month from the date of the agreement, as advances from net smelter returns, and a 2.5% net smelter return royalty.

In fiscal 2001, the Company spent a total of $23,122 on the Cipres I Project acquisition. The portion of Cipres I Project optioned from third parties has been terminated and the portion acquired directly by staking continues to be part of the Joint Venture Agreement with Gold Fields.

During the year ended December 31, 2003, the Company decided, based on its exploration results to date, to do no further exploration on the property and $46,255 in acquisition costs and $23,008 in deferred exploration costs were written-off to operations.

b)

Progreso II to VII Concessions, Guatemala

The Company acquired the right to a 100% interest (subject to a 4% net smelter returns royalty) in the Progreso II to VII Concessions under an exploration lease and option to purchase agreement (the “Entre Mares Option Agreement”) dated May 7, 2003 with Entre Mares De Guatemala, S.A., as lessor under the Entre Mares Option Agreement.  The Company has incurred the minimum aggregate exploration costs required to be made by May 6, 2006 of US$800,000, and has the right until May 7, 2006 to elect to purchase the Progreso Concessions for US$750,000.  One-half of the 4% royalty may be purchased by the Company for US$2.0 million.

c)

Eastern Guatemalan Project

The Eastern Guatemala Project is located in Eastern Guatemala and is a collection of 10 exploration concessions covering approximately 114,964 hectares. All of these concessions are granted, except for two which remain in the application stage. All of these concessions were acquired by the Company by staking.

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 4

Resource Properties – Note 12 – (cont’d)

d)

Holly, Guatemala

During the year ended December 31, 2002, the Company acquired a 100% interest in the Holly Project by paying US$13,750 (CDN$21,896).

e)

Joint Venture Projects with PilaGold Inc., Guatemala

Marimba, Guatemala

The Marimba Project consists of four exploration concessions located in southeastern Guatemala covering approximately 23,500 hectares. One of the concessions was acquired by the Company by way of a purchase and the other three concessions were acquired by way of applications for exploration concessions.

During the year ended December 31, 2002, the Company entered into an option agreement to acquire a 100% interest in the Marimba Project. To acquire the interest, the Company paid $21,986 (US$13,750).

The Company also signed an option agreement with PilaGold Inc. (“PilaGold”), a company related by common directors, whereby PilaGold can earn a 60% interest in the project. To exercise the option, PilaGold paid to the Company US$30,000 upon regulatory acceptance of the transaction, and must incur a total of $2.5 million in exploration expenditures on the project over three years. Once PilaGold has acquired the 60% interest, the Company has the right to require PilaGold to purchase the remaining 40% of the project held by the Company’s subsidiary in consideration for a 40% equity interest in PilaGold (assuming PilaGold has no material assets at that time other than the 60% interest in Marimba).  PilaGold has also agreed to honour a right of first refusal held by Gold Fields Exploration B.V. pursuant to a prior agreement between the Company and Gold Fields, which requires that if PilaGold proposes to transfer any of its interest in the Marimba Project to a third party, it must first offer to transfer such interest to Gold Fields.

Holly/Banderas, Guatemala

The Holly/Banderas Project consists of two granted exploration concessions and one application for exploration concession covering  approximately 25,300 hectares.

During the year ended December 31, 2003, the Company granted PilaGold an option to earn a 60% interest in the Holly/Banderas Project.  The option is exercisable by PilaGold by paying US$500,000 to the Company over a 3 years period and by incurring US$4,000,000in exploration expenditures within 3 year of the date of regulatory approval of the agreements.  PilaGold has delayed payment to the Company and the Company has agreed to the delay pending the proposed merger with PilaGold (Note 12).

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 4

Resource Properties – Note 12 – (cont’d)

f)

Nicaragua Concessions

During the year ended December 31, 2003, the Company commenced exploration on 26 mineral concessions in Nicaragua comprising approximately 840,000 hectares. As at December 31, 2003, the Company had been granted title to two of the concessions with the remaining 24 applications for title pending.

Note 5

Capital Assets

		2003		2002	2001
		Accumulated
	Cost	Amortization	Net	Net	Net
Leasehold improvements	$ 4,903	$ 990	$ 3,913	$ -	$ -
Furniture and equipment	52,633	17,773	34,900	9,459	14,056
Trucks	166,039	51,950	114,089	31,170	51,950

	$ 223,575	$ 70,673	$ 152,902	$ 40,629	$ 66,006

Note 6

Capital Stock – Note 12

a)

Authorized

100,000,000 common shares without par value

b)

Commitments

Escrow

As at December 31, 2003, there are 750,000 common shares held in escrow, the release of which is subject to regulatory approval.

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 6

Capital Stock – (cont’d)

b)

Commitments – (cont’d)

Stock-based Compensation

A summary of the status of the stock option plan as of December 31, 2003, 2002 and 2001 and changes during the years ending on those date is presented below:

	2003
		Weighted
	Number	Average
	of	Exercise
	Options	Price
Outstanding, beginning of year	1,530,000	$ 0.90
Granted	1,845,000	0.85
Exercised	(1,155,000)	0.84
Expired/cancelled	-	-

Outstanding, end of year	2,220,000	$ 0.91

	2002
		Weighted
	Number	Average
	of	Exercise
	Options	Price
Outstanding, beginning of year	1,790,000	$ 0.88
Granted	-	-
Exercised	-	-
Expired/cancelled	(260,000)	0.74

Outstanding, end of year	1,530,000	$ 0.90

	2001
		Weighted
	Number	Average
	of	Exercise
	Options	Price
Outstanding, beginning of year	976,000	$ 0.59
Granted	1,019,000	1.08
Exercised	(185,000)	0.49
Expired/cancelled	(20,000)	0.60

Outstanding, end of year	1,790,000	$ 0.88

Note 6

Capital Stock – (cont’d)

b)

Commitments – (cont’d)

Stock-based Compensation

A non-cash compensation charge of $234,500, associated with the granting of options to consultants, has been recognized in the financial statements for the year ended December 31, 2003.  The compensation charge associated with directors’ and employees’ options in the amount of $1,010,900 is not recognized in the financial statements, but included in the pro forma amounts below.  These compensation charges have been determined under the fair value method using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	0.0%
Expected volatility	68.3%
Risk-free interest rate	2.80%-3.48%
Expected term in years	5

Had the fair value method been used for those options issued to employees and directors’, the Company’s net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

Years ended December 31,
		2003	2002	2001
Net loss	As reported	$ (1,722,063)	$ (642,626)	$ (1,105,740)
	Pro forma	$ (2,732,963)	$ (642,626)	$ (1,105,740)
Basic and diluted loss per share	As reported	$ (0.06)	$ (0.04)	$ (0.07)
	Pro forma	$ (0.10)	$ (0.04)	$ (0.07)

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 6

Capital Stock – (cont’d)

b)

Commitments – (cont’d)

Stock-based Compensation – (cont’d)

At December 31, 2003, the following employee and director common share purchase options were outstanding entitling the holder thereof the right to purchase one common share for each purchase option held:

Number	Exercise	Expiry
of Shares	Price	Date
330,000	$ 1.35	June 14, 2004
77,000	0.65	October 31, 2004
40,000	0.65	December 12, 2004
64,000	0.60	November 15, 2005
54,000	0.68	January 11, 2006
125,000	0.85	January 24, 2006
180,000	1.00	July 10, 2006
685,000	0.68	January 7, 2008
170,000	0.90	January 15, 2008
140,000	0.99	January 27, 2008
55,000	0.95	April 2, 2008
300,000	1.10	August 7, 2008

2,220,000

Share Purchase Warrants

At December 31, 2003, the following share purchase warrants were outstanding entitling the holders thereof the right to purchase one common share for each share purchase warrant held:

Number	Exercise	Expiry
of Shares	Price	Date
11,250	$ 0.55	January 6, 2004
2,649,800	0.25	December 19, 2004
458,150	1.50	May 13, 2005
3,272,500	1.75	November 13, 2005

6,391,700

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 7

Non-cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the cash flow statements as follows:

During the year ended December 31, 2003, the Company issued 1,000,000 common shares at $0.50 per share pursuant to a private placement.  The proceeds ($500,000) were received during the year ended December 31, 2002 and were included in share subscriptions.

During the year ended December 31, 2001, the Company issued 100,000 common shares with a value of $100,000 as payment on the El Tambor Gold Project (Note 4).

Note 8

Related Party Transactions

The Company incurred the following expenditures charged by officers and companies which have common directors with the Company:

	Years ended December 31,
	2003	2002	2001
Expenses
Consulting fees	$ 9,660	$ 60,000	$ 34,194
Management fees	30,000	30,000	30,000
Salaries and benefits	-	20,625	47,200
Resource Property Costs
Consulting fees	66,000	127,875	133,500

	$ 105,660	$ 238,500	$ 244,894

The expenditures were measured by the exchange amount which is the amount agreed upon by the transacting parties.

Note 9

Income Taxes

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2003	2002	2001
Loss for the year	$ (1,772,063)	$ (642,626)	$ (1,105,740)

Income tax recovery at statutory rates	$ (647,840)	$ (254,480)	$ (493,160)
Non-deductible items	-	10,049	8,012
Unrecognized benefit of non-capital losses	647,840	244,431	485,148

Total income taxes	$ -	$ -	$ -

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 9

Income Taxes – (cont’d)

The significant components of the Company's future income tax are as follows:

	2003	2002	2001
Future income tax assets:
Capital assets	$ 10,490	$ 467	$ -
Non-capital losses carried forward	1,386,174	878,000	752,000

	1,396,664	878,467	752,000

Future income tax liabilities:
Capital assets	-	-	(8,000)
Mineral properties	-	(4,100)	(52,000)

	-	(4,100)	(60,000)

Valuation allowance	(1,396,664)	(874,367)	(692,000)

Future income tax	$ -	$ -	$ -

The Company has available for deduction against future taxable income non-capital losses of approximately $3,600,000.  These losses, if not utilized, will expire commencing in 2004.  Subject to certain restrictions, the Company also has resource expenditures available to reduce taxable income in future years. Future tax benefits which may arise as a result of these non-capital losses and resource deductions have not been recognized in these consolidated financial statements.

Note 10

Commitment

The Company has entered into operating lease agreements for its office premises. The Company also sub leases rental space to other companies which are netted against rental expense. The annual lease commitment under the lease is as follows:

2004	$ 61,127
2005	48,747
2006	23,987
2007	23,987
2008	23,987

$ 181,835

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 11

Segmented Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operation decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. All of the Company’s operations are within the mining sector relating to gold exploration. Due to the geographic and political diversity, the Company’s mining operations are decentralized whereby Mine General Managers are responsible for business results and regional corporate offices provide support to the mines in addressing local and regional issues. The Company’s operations are therefore segmented on a district basis. The Company’s resource properties are located in Guatemala and Nicaragua.

The segments’ accounting policies are the same as those described in the summary of significant accounting policies except that expenses and other items are not allocated to the individual operating segments when determining profit or loss, but are rather attributed to the corporate office.

Details of identifiable assets by geographic segments are as follows:

				Deferred
	Total	Capital	Resource	Exploration
	Assets	Assets	Properties	Costs
December 31, 2003
Canada	$ 14,119,950	$ 3,913	$ -	$ -
Guatemala	7,904,303	126,242	1,077,504	5,910,418
Nicaragua	952,766	22,747	-	670,041
Panama	131,085	-	-	-

	$ 23,108,104	$ 152,902	$ 1,077,504	$ 6,580,459

December 31, 2002
Canada	$ 1,628,531	$ -	$ -	$ -
Guatemala	7,197,934	40,629	1,209,870	5,504,170

	$ 8,826,465	$ 40,629	$ 1,209,870	$ 5,504,170

December 31, 2001
Canada	$ 2,716,308	$ -	$ -	$ -
Guatemala	5,388,749	66,066	1,092,983	3,994,411

	$ 8,105,057	$ 66,066	$ 1,092,983	$ 3,994,411

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 12

Subsequent Events – Note 4

Subsequent to December 31, 2003:

–

the Company issued 560,000 common shares at $0.25 per share for total proceeds of $140,000 and 11,250 common shares at $0.55 per share for total process of $6,188 pursuant to the exercise of share purchase warrants.

–

the Company issued 25,000 common shares at $0.95 for proceeds of $23,750 and 15,000 common shares at $0.68 for total proceeds of $10,200 pursuant to the exercise of share purchase options.

–

Pursuant to an agreement dated April 30, 2004, the Company and PilaGold Inc. (“PilaGold”) have agreed, subject to the satisfaction of certain conditions, to amalgamate and continue as one company, pursuant to the provisions of the British Columbia Business Corporations Act.  The Amalgamation Agreement provides that the holders of the Company’s shares shall receive one (1) Amalco share for every one (1) of the Company’s shares held and PilaGold shareholders shall receive one (1) Amalco share for every two and one quarter (2.25) PilaGold shares held.  Upon completion of the merger, the shareholders of PilaGold will receive approximately 10,284,452 shares of the Company and subsequently there will be approximately 50,590,944 common shares outstanding.  As the transaction will result in the shareholders of the Company acquiring the majority of the outstanding shares of the new company, the transaction is to be accounted for using the purchase method with the Company being identified as the acquirer.  This agreement is subject to shareholder and regulatory approval.

Note 13

Comparative Figures

Certain of the comparative figures have been reclassified to conform with the current year presentation.

Note 14

Reconciliation to United States of America Generally Accepted Accounting Principles

Accounting practices under Canadian (“CDN GAAP”) and United States of America generally accepted accounting principles (“US GAAP”), as they affect the Company, are substantially the same, except for the following:

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 14

Reconciliation to United States of America Generally Accepted Accounting Principles

 – (cont’d)

a)

Resource Properties

Under Canadian GAAP resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria.  Under US GAAP, resource costs are expensed as incurred. When it has been determined that a resource property can be economically developed as a result of a final feasibility study establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the units of production method over the estimated life of the ore body based on estimated recoverable ounces mined from proven and probable reserves. Therefore, additional expenditures are required under US GAAP for the years ended December 31, 2003, 2002 and 2001.

b)

Stock-based Compensation

The Company measures compensation expense relating to employee stock option plans for US GAAP purposes using the intrinsic value method specified by APB Opinion No. 25, which in the Company’s circumstances would not be materially different from compensation expense as determined under Canadian GAAP.  Pursuant to SFAS No. 123, the compensation charge associated with consultants’ options in the amount of $229,024 has been recorded for US GAAP purposes using the fair value method for the year ended December 31, 2001.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

2001
Expected dividend yield	0.0%
Expected volatility	74%
Risk-free interest rate	5.12%
Expected term in years	3.5

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 14

Reconciliation to United States of America Generally Accepted Accounting Principles

 – (cont’d)

Had the fair value method been used for those options issued to employees and directors’, the Company’s net loss and loss per share for US GAAP purposes for the year ended December 31, 2001 would have been adjusted to the pro forma amounts indicated below:

2001
Net loss	As reported	$ (4,419,112)
	Pro forma	$ (4,681,567)
Basic and diluted loss per share	As reported	$ (0.31)
	Pro forma	$ (0.33)

As a result of the new recommendations of the Canadian Institute of Chartered Accountants regarding accounting for stock-based compensation, there is no difference between Canadian and US GAAP for the year ended December 31, 2003.

c)

New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

d)

Reconciliation of net loss determined in accordance with CDN GAAP to net loss determined under US GAAP are as follows:

Years ended December 31,
	2003	2002	2001
Net loss for the year as reported using CDN GAAP	$ (1,722,063)	$ (642,626)	$ (1,105,740)
Adjustments to resource properties	(943,923)	(1,741,541)	(3,084,348)
Compensation expense options	-	-	(229,024)

Net loss for the year per US GAAP	$ (2,665,986)	$ (2,384,167)	$ (4,419,112)

Basic loss per share per US GAAP	$ (0.09)	$ (0.14)	$ (0.31)

Weighted average number of shares outstanding per US GAAP	28,446,194	17,305,597	14,109,982

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 14

Reconciliation to United States of America Generally Accepted Accounting Principles

 – (cont’d)

e)

The effects of the differences in accounting under CDN GAAP and US GAAP on the balance sheets and statements of cash flows are as follows:

	Years ended December 31,
Balance Sheets	2003	2002	2001
Total assets per CDN GAAP	$ 23,108,104	$ 8,826,465	$ 8,105,057
Adjustments for resource properties	(7,657,963)	(6,714,040)	(5,087,394)

Total assets per US GAAP	15,450,141	2,112,425	3,017,663
Total liabilities per CDN and US GAAP	(501,986)	(119,711)	(207,563)

	$ 14,948,155	$ 1,992,714	$ 2,810,100

Deficit, per CDN GAAP	$ (5,168,074)	$ (3,446,011)	$ (2,803,385)
Adjustments to resource properties	(7,657,963)	(6,714,040)	(5,087,394)
Compensation expense - options	-	-	(229,024)

Deficit, per US GAAP	(12,826,037)	(10,160,051)	(8,119,803)
Contributed surplus per CDN and US GAAP	-	-	229,024
Shares subscribed	-	500,000	-
Share capital per Canadian and US GAAP	27,539,692	11,652,765	10,700,879

	$ 14,948,155	$ 1,992,714	$ 2,810,100

Radius Explorations Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(Stated in Canadian Dollars) – Page #

Note 14

Reconciliation to United States of America Generally Accepted Accounting Principles

 – (cont’d)

e)

 – (cont’d)

	Years ended December 31,
	2003	2002	2001
Statements of Cash Flows
Cash flows used in operating activities per CDN GAAP	$ (866,202)	$ (621,621)	$ (1,054,457)
Adjustments for resource properties	(1,390,452)	(1,741,541)	(3,039,713)

Cash flows used in operating activities per US GAAP	(2,256,654)	(2,363,162)	(4,094,170)

Cash flows from financing activities per Canadian and US GAAP	15,386,927	1,451,886	6,403,383

Cash flows used in investing activities per CDN GAAP	(1,593,393)	(1,591,758)	(3,275,390)
Adjustments for resource properties	1,390,452	1,741,541	3,039,713

Cash flows used in investing activities per US GAAP	(202,941)	149,783	(235,677)

Increase (decrease) in cash per US GAAP	$ 12,927,332	$ (671,493)	$ 2,073,536